January 28, 2008

Sport Supply Group Comments On Recent Stock Volatility

•	Increased Volumes and Price Movement Believed to be Linked to Recent Inclusion in S&P Retail Select Industry Index™

Adam Blumenfeld, Chairman and CEO of Dallas, TX-based Sport Supply Group, Inc (AMEX: RBI) today comments on recent volatility of the Company’s common stock:

“Many investors have asked us about recent increases in the trading range, volumes, and short interest associated with the Company’s stock.  Short interest is reported to have increased markedly from less than 100,000 (or less than 1%) of our outstanding shares on December 14, 2007 to over 4.4 million shares as of January 15, 2008, representing approximately 36% of all outstanding shares.  The Company currently has 12,267,760 shares of issued and outstanding common stock. Based upon publicly available filings, eight of the Company’s shareholders beneficially own more than 9,000,000 of the Company’s issued and outstanding shares of common stock. Daily trading volumes have increased from a typical average of approximately 25,000 shares per day to a recent rate sometimes exceeding 600,000 shares per day.”

 “We have just recently gained a greater insight into what we believe to be the factors affecting our stock, and we wish to use this press release to discuss our perspective with our investors as well as raise awareness of these issues for all market participants. It has come to our attention that, beginning in December 2007, Sport Supply Group was included as one of just 58 members of the S&P Retail Select Industry Index™. This appears to be the primary index by which Standard & Poor’s tracks and measures the stock performance of public US retail companies, as described by standard US government industry classifications. Members of this index include WalMart; Target; Costco; Sears Holdings; Nordstrom; Best Buy; Borders Group, Inc.; PETsMART, Inc.; Tiffany & Co.; Whole Foods Market, Inc.; CVS Corp; Urban Outfitters and other consumer-focused, brick-and-mortar, mid- to mega-cap retailers.”

“Normally, we believe inclusion in such an index would be considered beneficial to a company’s stock, as it implies a higher degree of investor awareness and typically increases the liquidity of a company’s shares. However, we believe that many trading strategies that are currently associated with this particular index and its retail, consumer-oriented components include a substantial series of hedges or “bets” shorting consumer retail companies in the United States. Furthermore, because each member of this particular index is given equal weight, despite the massive differences in market capitalizations, we believe that trading strategies which would have little effect on the price of a liquid, large-cap stock like WalMart or Target will have an out-sized effect on a smaller capitalization stock like “RBI.”

“We now believe, therefore, that trading activities related to the S&P Retail Select Industry Index™ and the SPDR S&P Retail Exchange Traded Fund (AMEX:XRT), whose objective “is to replicate as closely as possible...the total return performance of the S&P Retail Select Industry Index™”, suddenly began to affect our shares when RBI was included in the index, and that since much of the investment community was apparently positioned “short” this index and its components, they are now shorting our shares in a fashion completely removed from any fundamental developments at our Company. We recognize that this situation is unlikely to continue forever, and at some point we believe the forces which are leading market participants to short companies related to this index may eventually reverse and cause the very same traders to cover their short exposures, and repurchase shares in the very stocks they had been shorting.”

“On the positive side, we are pleased that our Board has approved a $10 million share buyback plan, and should unrelated trading strategies continue to depress the price at which our stock trades, we will happily continue to execute our repurchase plan, subject to appropriate timing, price and availability of shares. As always, we will remain focused on operating the business and growing the long term value of the Company for our shareholders.”

About Sport Supply Group

Sport Supply Group Inc. is the nation’s leading marketer, manufacturer and distributor of sporting goods and branded team uniforms to the institutional and team sports market. The Company markets via 3 million direct catalogs, a 40 man telesales team, 197 direct sales professionals and a family of company-controlled websites.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to the Company’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions due to the threat of future terrorist activity or otherwise, the ability to successfully complete integration related activities, actions and initiatives by current and potential competitors, and certain other additional factors described in the Company’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. The Company is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Contact:
Sport Supply Group, Inc.
Adam Blumenfeld, 972-243-0879

Source: Sport Supply Group